 SCHEDULE A

The Adviser shall pay the Sub-Adviser, as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for each Fund, computed daily and payable monthly at the annual rates listed below.

#	Fund	Ticker	Contract Date	Effective Date Prospectus	Commencement of Investment Operations
1	Advisors Capital Total Return – Equity Fund (Formerly Advisors Capital US Dividend Fund)	ACUSX	1/7/21	2/1/21	3/19/21
2	Advisors Capital Small/Mid Cap Fund	ACSMX	1/7/21	2/1/21	3/19/21
3	Advisors Capital Tactical Fixed Income Fund	ACTIX	1/7/21	2/1/21	3/19/21
4	Advisors Capital Active All Cap Fund	ACALX	11/3/22	11/9/22	12/1/22
5	Advisors Capital Growth Fund	ACGRX	10/30/24	11/1/24	11/18/24
6	Advisors Capital International ETF Fund	ACIEX	4/9/26	5/11/26	5/11/26
7	Advisors Capital Small Cap Blend Fund	ASMBX	11/9/26	11/12/26	11/12/26
8	Advisors Capital Large/Mid Cap Value Fund	ALGMX	11/9/26	11/12/26	11/12/26
9	Advisors Capital VG Diversified Equity Fund	ACVGX	11/9/26	11/12/26	11/12/26
10	Advisors Capital AF Capital Appreciation Fund	ACCGX	11/9/26	11/12/26	11/12/26

Fee	Asset Range (millions)
1.00%	Up to $25
1.25%	Over $25 and up to $2,000
1.20%	Over $2,000

Note: When a particular month occurs during a leap-year, the calculation should be adjusted to change the number of days in the year to 366.

AC Funds, LLC

By: /s/ Kenneth I. Deane

Kenneth I. Deane

Managing Member

Date: November 9, 2026

Advisors Capital Management, LLC

By: /s/ Kevin Strauss

Kevin Strauss
Managing Member

Date: November 9, 2026